UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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GLOBUS MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Globus Medical, Inc.
Valley Forge Business Center
2560 General Armistead Avenue
Audubon, PA 19403

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3,  2020

To the stockholders of Globus Medical, Inc.:

Notice is hereby given that the 2020 Annual Meeting of Stockholders of Globus Medical, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, June 3,  2020 at 6:00 p.m., local time, at our corporate headquarters located at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403.

The purposes of the Annual Meeting, as more fully described in the accompanying proxy statement, are:

To elect two directors to serve until the 2023 annual meeting of stockholders or until their successors are duly elected and qualified;

To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020;

To conduct a non-binding advisory vote to approve the compensation of the Company’s named executive officers; and

To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 6,  2020 may vote at the Annual Meeting or any adjournment or postponement thereof.

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached Proxy Statement is being made available, to our stockholders beginning on or about April 24,  2020.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly. To vote your shares, you can (1) use the Internet as described in the Notice of Internet Availability of Proxy Materials in the attached Proxy Statement and on your proxy card; (2) call the toll-free telephone number as described in the attached Proxy Statement and on your proxy card; or (3) complete, sign and date your proxy card and return your proxy card by mail.

By Order of the Board of Directors,

Kelly G. Huller

Senior Vice President, General Counsel and Corporate Secretary

Audubon, Pennsylvania
April 23,  2020

GLOBUS MEDICAL, INC.
Valley Forge Business Center
2560 General Armistead Avenue
Audubon, PA 19403

PROXY STATEMENT FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Globus Medical, Inc., a Delaware corporation (the “Company,” “Globus,” “our,” “we,” or “us”), of proxies to be voted at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements thereof. The Annual Meeting will begin at 6:00 p.m., Eastern Time, on Wednesday, June 3,  2020 at our corporate headquarters located at 2560 General Armistead Avenue, Audubon, Pennsylvania 19403. The “proxy materials” include this Proxy Statement, our Annual Report for the year ended December 31, 2019 (including our annual report on Form 10-K) and, if you are receiving printed copies of the proxy materials by mail, the proxy card. We are making these proxy materials available to our stockholders electronically via the Internet beginning on April 24, 2020. Accordingly, we are mailing to our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials via the Internet and how to vote online. As a result, you will not receive a paper copy of the proxy materials unless you request one. All stockholders are able to access the proxy materials on a website referred to in the Notice of Internet Availability of Proxy Materials and in this Proxy Statement, and to request to receive a set of the proxy materials by mail or electronically, in either case free of charge. If you would like to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Annual Meeting Admission

Attendance at the Annual Meeting is limited to stockholders of record as of April 6,  2020, the record date for the Annual Meeting.

If your shares are held beneficially in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Globus stock, such as a bank or brokerage account statement, as of the record date to be admitted to the Annual Meeting.

Stockholders also must present a form of personal identification in order to be admitted to the Annual Meeting.

No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

Stockholders Entitled to Vote

Only holders of record of our Class A common stock and Class B common stock as of the close of business on April 6,  2020, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof. You are entitled to cast one vote for each share of our Class A common stock you own on the record date and 10 votes for each share of our Class B common stock you own on the record date. As of the record date for the Annual Meeting, 74,893,203 shares of our Class A common stock and 22,430,097 shares of our Class B common stock were outstanding.

Notice of Internet Availability of Proxy Materials

As permitted by the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and our 2019 Annual Report available to our stockholders electronically via the Internet. In accordance with this e-proxy process, we are sending our stockholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials containing instructions on how to access the attached Proxy Statement and our 2019 Annual Report via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy of our proxy materials, our 2019 Annual Report will be mailed to you along with the Proxy Statement and a proxy card.

How to Vote

Your vote is important. Stockholders can vote via the Internet, by telephone, by mail, or in person by attending the Annual Meeting and voting by ballot as described below.

Please note we are closely following developments regarding the coronavirus (or COVID-19) situation and are monitoring recommendations and guidelines provided by public health officials and local, state, and federal governments. In light of this, we are preparing in the event any changes for our Annual Meeting are necessary or appropriate. If we decide to make any changes, such as to the date or location of the Annual Meeting or to hold the Annual Meeting solely by remote communication (i.e., a  virtual-only meeting), we will announce the change in advance and post details, including instructions on how stockholders can participate, on our website (www.globusmedical.com) and file them with the SEC pursuant to Form 8-K. We also recommend that you visit our website to confirm the status of the Annual Meeting before planning to attend in person.

Vote via Internet

If you choose to vote via Internet, simply visit www.proxyvote.com and follow the steps outlined on the secure website.

Vote by Mail

If you choose to receive printed copies of the proxy materials, you may vote by simply marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY, 11717.

Vote by Telephone

If you choose to vote via telephone, call toll free 1-800-690-6903 using a touch-tone telephone and follow the instructions provided on the recorded message. If you hold shares beneficially, through a broker, brokerage firm, bank or other nominee, please refer to the instructions provided to you by such broker, brokerage firm, bank or other nominee regarding voting by telephone.

Voting at the Annual Meeting

Voting via the Internet, by telephone or by mail will not limit your right to vote at the Annual Meeting if you decide to attend and vote in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should contact your bank or brokerage account representative to obtain a legal proxy.

If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern Time, on June 2,  2020.

All shares of common stock that have been properly voted or for which proxy cards have been properly executed and returned, and not revoked, will be voted at the Annual Meeting.

General Information on Voting and Required Vote

The presence of the holders of a majority of the voting power of the shares of common stock outstanding as of the record date and entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum.

Provided that a quorum is present, stockholders will vote on (1) two nominees for election as director, who will be elected by a plurality of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting, (2) the ratification of appointment of Deloitte & Touche LLP as the Company’s registered public accounting firm, (3) the approval, on an advisory basis, of the compensation of our named executive officers, and (4) such other business as may properly be brought before the meeting or any adjournment or postponement thereof. The ratification of our registered public accounting firm and the approval of our executive compensation on an advisory basis will each require the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting.

For each of proposals (1), (2), (3) and (4) above, you may vote “FOR,” “AGAINST” or “ABSTAIN.” A vote of “ABSTAIN” with respect to any matter will not be voted with respect to that matter but these shares will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, abstentions will have no effect on the election of the nominees for director, but will have the effect of a vote “AGAINST” the ratification of the appointment of our independent registered accounting firm and the approval, on an advisory basis, of the compensation to be paid to our named executive officers.

All shares of common stock for which proxies have been properly executed and delivered, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign, date and return your proxy card but do not give voting instructions, the shares of common stock represented by that proxy will be voted in accordance with the Board’s recommendations as follows:

FOR each of the nominees for election as director.

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020.

FOR the approval, on an advisory basis, of the compensation of our named executive officers.

In the named proxies’ discretion with respect to such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker or other nominee does not have the discretionary authority to vote the shares), will be counted for purposes of determining whether there is a quorum present at the Annual Meeting. We believe that brokers and other nominees have the authority to vote their customers' shares on the ratification of the appointment of our independent registered public accounting firm, even if their customers do not instruct their nominees how to vote on these matters, and that brokers have no authority to vote their customers' shares with respect to any other proposal unless instructed how to vote. If we receive a proxy card with a broker non-vote, those shares will be voted FOR the ratification of the appointment of our independent registered public accounting firm but will NOT be included as a vote with respect to the election of directors,  and the proposal to approve, on an advisory basis, the compensation of our named executive officers.

Voting on Other Matters

If other matters are properly presented at the Annual Meeting for consideration, the persons named on the proxy card will have the discretion to vote on those matters for you. At the date we began printing this Proxy Statement, no other matters had been raised for consideration at the Annual Meeting.

How You May Revoke or Change Your Vote

You can revoke your proxy at any time before it is voted at the Annual Meeting by:

"	sending written notice of revocation to the Secretary of the Company;
"	timely delivering a valid, later-dated proxy; or
"

attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor from the holder of record, to be able to vote at the Annual Meeting.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting, between the hours of 9:30 a.m. and 4:30 p.m., at our principal executive offices at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, Pennsylvania 19403, by contacting Kelly G. Huller, the Corporate Secretary of the Company.

Cost of Proxy Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement. Pursuant to SEC rules, we are making this Proxy Statement and our 2019 Annual Report available to our stockholders electronically via the Internet. In addition to soliciting proxies by Internet and mail, proxies may be solicited by telephone, facsimile or personally by our directors, officers and employees. None of these directors, officers or employees will receive any additional or special compensation for this solicitation. We will, on request, reimburse banks, brokerage firms and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our common stock and obtaining their voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 3,  2020: This Proxy Statement, the proxy card and the Annual Report (including our annual report on Form 10-K) for the fiscal year ended December 31, 2019 are available at www.proxyvote.com.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight members divided into three classes, as nearly equal in number as possible, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at such meeting will be elected for a term of three years. Each director will serve until a successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. There is no limit to the number of terms a director may serve.

Two of our directors are nominated for election this year. Each director to be elected and qualified at the Annual Meeting will hold office until the 2023 annual meeting of stockholders and will serve until his or her successor is duly elected and qualified, or until the director’s earlier death, resignation or removal. Each of the nominees listed below is currently a director. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. If any nominee becomes unavailable or unable to serve as director before the Annual Meeting, the shares of common stock represented by executed proxies will be voted for the election of a substitute nominee proposed by our Board of Directors or, in the alternative, the Board of Directors may elect to reduce its size.

Our Board of Directors believes that each of our current directors, including those nominated for election this year, is highly qualified to serve as a member of our Board of Directors and each has contributed to the mix of skills, core competencies and qualifications of the Board of Directors. Our directors are highly experienced and have diverse backgrounds and skills, as well as extensive track records of success in what we believe are relevant positions. A number of our directors also have served as directors of Globus for many years, and we benefit from their knowledge of our history, operations and corporate philosophy.

Board of Directors

The following table sets forth information concerning our directors as of April 1, 2020:

Name	Age	Position and Committee Memberships	Term Expires
David C. Paul	53	Chairman of the Board of Directors and Executive Chairman; Compensation Committee Chair and Nominating and Corporate Governance Committee	2022
David M. Demski	62	Director, President and Chief Executive Officer; Member of the Nominating and Corporate Governance Committee	2020(1)
David D. Davidar	54	Director; Member of the Compensation Committee and Nominating and Corporate Governance Committee	2021
Daniel T. Lemaitre	66	Director; Member of the Compensation Committee and Audit Committee	2022
Ann D. Rhoads	54	Director; Audit Committee Chair and Member of the Nominating and Corporate Governance Committee	2022
James R. Tobin	75	Director, Nominating and Corporate Governance Committee Chair and Member of the Compensation Committee	2021
Stephen T. Zarrilli	58	Director, Member of the Audit Committee	2021
Robert A. Douglas	60	Director, Member of the Audit Committee	2020(1)

(1) If the director nominees are elected at the Annual Meeting, their term will expire in 2023.

Nominees for Director

The following is a brief biography of each nominee for director and a discussion of the relevant experiences, qualifications, attributes or skills of each nominee that, together with other relevant factors, led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director as of the date of this Proxy Statement.

David M. Demski has served as our Chief Executive Officer since August 2017 and as our President since April 2019.  He has served as one of our directors since our inception in 2003 and is a member of our Nominating and Corporate Governance Committee. Between September 2015 and August 2017, Mr. Demski served as President, Emerging Technologies. He served as our President and Chief Operating Officer from August 2008 until September 2015 and as our Chief Financial Officer from 2003 until August 2008. Prior to joining Globus in 2003, Mr. Demski founded Cornerstone Capital LBO Fund, a boutique leveraged-buyout consultancy. Mr. Demski’s experience also includes serving as Vice President for Gilo Ventures, a Silicon Valley-based venture capital fund, from 2000 to 2001, and serving as Chief Operating Officer of Rendall and Associates, a telecommunications-focused consulting firm, from 1994 to 2000. He also managed regional and international distribution for Domino’s Pizza during the company’s growth in the late 1980s. Previously, he was an audit supervisor for Peat, Marwick, Mitchell & Company. Mr. Demski received a B.S. in Business Administration from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business. Mr. Demski’s extensive leadership and experience at our Company and knowledge of our finances and operations, including as one of the founders of our Company, as well as his prior experience in the investing and auditing industries, bring to our Board of Directors critical strategic planning, financial, operations and leadership skills and qualify him to serve as one of our directors.

Robert Douglas joined Globus Medical’s Board of Directors in December of 2019, and is a member of our Audit Committee. He has nearly thirty years of experience in medical device technology, with particular expertise in digital health.  Currently, Mr. Douglas serves as the President and Chief Operating Officer in the Office of the CEO for ResMed Inc. (NYSE:RMD, ASX:RMD), a medical device and software applications company specializing in cloud-connected devices. ResMed’s solutions diagnose, treat and manage respiratory disorders and improve care in out-of-hospital settings. Mr. Douglas serves as Vice Chairman on the Board of Directors of the San Diego Regional Economic Development Corporation and is a member of its Executive Committee.  He also serves as Vice Chairman on the Board of Directors of EvoNexus, a non-profit technology incubator and hub for Southern California’s startup community designed to accelerate the growth and success of entrepreneurial companies.  Mr. Douglas has a Master of Business Administration from Macquarie University, a bachelor’s in electrical engineering with first-class honors, and a Bachelor of Science in computer sciences from the University of New South Wales, Sydney.    Mr. Douglas’s extensive operating experience, leadership roles, and his financial and accounting expertise qualify him to serve on our Board of Directors as an audit committee financial expert.

Vote Required

Provided that a quorum is present, the nominees for director who receive the most affirmative votes will be elected to fill the available seats on our Board of Directors.

The Board of Directors recommends a vote FOR the election of the above nominees.

Continuing Directors

The following is a brief biography of each current director who is not nominated for election at the Annual Meeting but will continue to serve on our Board of Directors following the Annual Meeting as of the date of this Proxy Statement.

David C. Paul served as our Chief Executive Officer from our inception in 2003 until August 2017, when he transitioned into the role of Executive Chairman. He has served as Chairman of our Board of Directors since our inception in 2003 and is a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Prior to founding Globus, Mr. Paul was employed at Synthes in various positions. He served as Director of Product Development for Synthes in his last position, where he was responsible for product development and marketing functions. Prior to Synthes, Mr. Paul worked as a Research Engineer in biomaterials research at Temple University. Mr. Paul is a named inventor on approximately 225 patents and patent applications. Mr. Paul received a B.S. in Mechanical Engineering from the University of Madras, and an M.S. in Computer Integrated Mechanical Engineering Systems from Temple University. Mr. Paul brings to our Board of Directors valuable perspective and experience as our founder, former Chief Executive Officer, current Executive Chairman and largest stockholder, as well as leadership skills, industry experience and knowledge, discipline and dedication to our mission that qualify him to serve as one of our directors.

Daniel T. Lemaitre has served on our Board of Directors since April 2011 and is a member of our Compensation Committee and Audit Committee. In January 2020, Mr. Lemaitre became the CEO of BlueWind Medical, a neuromodulation company based in Israel, after serving as its Executive Chairman since September 2018. Mr. Lemaitre most recently served as the President and Chief Executive Officer of Direct Flow Medical.  Previously, Mr. Lemaitre served as Chief Executive Officer of White Pine Medical, a venture-backed medical device start-up company, from June 2009 until May 2015. Prior to White Pine Medical, Mr. Lemaitre served as the President and Chief Executive Officer of CoreValve, a privately-held company focused on percutaneous aortic valve replacement, from April 2008 until its acquisition by Medtronic, Inc., a publicly-traded medical device company, in April 2009. From 2005 until March 2008, Mr. Lemaitre was a Senior Vice President at Medtronic, where he led the company’s strategic planning and corporate development. Prior to joining Medtronic, Mr. Lemaitre spent 28 years as an investment analyst in the medical device field. This included 18 years with SG Cowen, where he was a managing director and led the healthcare research team, and six years with Merrill Lynch.  Mr. Lemaitre holds a B.A. in Economics from Bethany College and an M.B.A. from Bowling Green State University. Mr. Lemaitre also currently serves as the Chairman of the Board of Directors of Endologix, Inc. (NASDAQ: ELGX). Mr. Lemaitre’s extensive business, managerial, executive and leadership experience in the medical device industry, as well as his current experience as a director of a publicly-traded medical device company bring to our Board of Directors a meaningful understanding of our business and industry and valuable skills related to strategic planning for a public company. These skills and experience, as well as his financial and accounting skills and expertise, qualify him to serve as one of our directors.

Ann D. Rhoads Ann D. Rhoads has served on our Board of Directors since July 2011, and is a member of our Audit Committee and our Nominating and Corporate Governance Committee. Ms. Rhoads currently serves as Chief Financial Officer of Forty Seven, Inc.(NASDAQ: FTSV), a clinical-stage biotechnology company.  Previously, Ms. Rhoads was Executive Vice President and Chief Financial Officer of Zogenix, Inc. (NASDAQ:ZGNX), a pharmaceutical company, from March 2010 through January 2017.  From 2000 through the end of 2009, Ms. Rhoads served as the Chief Financial Officer of Premier, Inc., a healthcare supply management company. Ms. Rhoads holds a B.S. in Finance from the University of Arkansas and an M.B.A. from the Harvard Business School. Ms. Rhoads also serves on the Board of Directors, as chairperson of the audit committee and as a member of the compensation committee of Evoke Pharma, Inc. (NASDAQ: EVOK). Ms. Rhoads also previously served on the Board of Directors of Iridex Corporation (NASDAQ: IRIX) from 2017 to 2018 and Novellus Systems, Inc. (NASDAQ: NVLS) from 2003 until 2012.  Ms. Rhoads’ experience as the chief financial officer of publicly-traded biotechnology and pharmaceutical companies, which qualify her to serve as one of our directors, brings valuable financial skills and expertise to our Board of Directors that includes significant executive management experience and leadership skills, and a strong understanding of corporate governance principles.

David D. Davidar has served on our Board of Directors since 2003 and is a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Davidar served as our Senior Vice President, Operations from January 2013 until March 2016 and as our Vice President, Operations from 2003 to January 2013. Prior to joining Globus, Mr. Davidar served as the Executive Director of Highway Home, an assisted living facility, from 1995 to 2003. Mr. Davidar also served in a management capacity for Pizza Hut, Inc. from 1993 to 1995. Mr. Davidar received a B.Com. in Commerce, Economics and Management from the University of Madras, a post-graduate diploma in Personnel Management at the Madras School of Social Work, and an M.B.A. from Bloomsburg University. Mr. Davidar’s role as one of our founders and his operational leadership of our Company have contributed significantly to our success and provided him with a deep familiarity with its history and business. He brings valuable operational insight and managerial skill to our Board of Directors that qualify him to serve as one of our directors.

James R. Tobin has served on our Board of Directors since August 2015 and is a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. Tobin served as President and Chief Executive Officer of Boston Scientific from March 1999 to July 2009. Before joining Boston Scientific, Mr. Tobin served as the President and CEO of Biogen, Inc., from 1997 to 1998 and as its Chief Operating Officer from 1994 to 1997. Mr. Tobin also worked at Baxter International in various capacities from 1972 to 1994, including as its President and Chief Operating Officer from 1992 to 1994. Mr. Tobin currently serves as Chairman of the Board of TransMedics, Inc. (NASDAQ: TMDX), a company specializing in technology for preservation of organs for transplant, and he also serves on the board of directors of Oxford Immunotech Global PLC (NYSE: OXFD), a global diagnostics company, and Resolys Bio, Inc., a private, clinical-stage biotechnology company.  He served as a Lieutenant in the U.S. Navy from 1968 to 1972. Mr. Tobin holds an M.B.A. from Harvard Business School and an A.B. from Harvard College. He is well qualified to serve on our Board of Directors and on our Compensation Committee and Nominating and Corporate Governance Committee for numerous reasons, including his decades of experience as a senior executive of large multinational healthcare and medical device companies, and his service as a director of Boston Scientific Corporation.

Stephen T. Zarrilli has served on our Board of Directors since May 2019 and is a member of our Audit Committee. Mr. Zarrilli has over 25 years of finance, investment and operating experience in technology and life science enterprises. Mr. Zarrilli also has substantial governance experience with public companies. From July 2018 to March 2020, Mr. Zarrilli served as the President and Chief Executive Officer of the University City Science Center, an urban research park that provides commercialization resources to life science and technology entrepreneurs. From 2012 to 2018, Mr. Zarrilli served as the President, Chief Executive Officer and Director of Safeguard Scientifics, Inc. a capital provider to technology and life science companies, which he joined in 2007 as Senior Vice President and Chief Financial Officer. He began his career at Deloitte, LLP and was previously the Chairman and Founder of the Penn Valley Group, a management advisory firm; CFO of Fiberlink Communications Corporation, a security software company; CEO of Concellera Software, Inc., a document management software company; and CEO of US Interactive, Inc. a digital marketing firm.  Mr. Zarrilli is a Member of the Risk and Finance Committee and Audit Committee of Virtus Investment Partners, Inc., an investment management company. He holds a B.S. in Accounting from LaSalle University and has completed the Advanced Management Program at the Wharton School of the University of Pennsylvania. Mr. Zarrilli’s extensive operating experience, leadership roles, and his financial and accounting expertise qualify him to serve on our Board of Directors as an audit committee financial expert.

Information Concerning the Board of Directors and Corporate Governance

Board Composition

Our business and affairs are managed under the direction of our Board of Directors. Our bylaws provide that our Board of Directors must consist of between five and 11 directors, and such number of directors within this range may be determined from time to time by resolution of our Board of Directors or our stockholders. Our current Board of Directors is comprised of eight members and is divided into three classes. Upon the expiration of the initial term of office for each class of directors, each director in such class will be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office or by a vote of our stockholders at a duly convened meeting.

There are no family relationships between any directors, director nominees, and executive officers.

For information regarding the members of our Board of Directors, please see the discussion of their respective experiences, qualifications, attributes and skills under “Proposal 1-Election of Directors” above.

Board Meetings

Our Board of Directors holds regular meetings throughout the year, and holds special meetings as and when necessary. Our full Board of Directors held five regular meetings and one special meeting during 2019.  Other than Mr. Zarrilli, each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served during 2019.  Mr. Zarrilli was not able to attend four meetings in 2019 while recovering from a health condition.

Our Board of Directors encourages but does not require independent directors to attend the annual meeting of stockholders. One of our directors, though none of our independent directors, attended our 2019 annual meeting of stockholders.

Director Independence

Our Board of Directors has affirmatively determined that Messrs. Lemaitre, Tobin,  Douglas, Zarrilli and Davidar and Ms. Rhoads meet the definition of “independent director” under New York Stock Exchange listing standards.

We are a “controlled company” as set forth in New York Stock Exchange Rule 303A.00 because more than 50% of the voting power of our common stock is held by David C. Paul, our Chairman of the Board of Directors and Executive Chairman. Under New York Stock Exchange rules, a “controlled company” may elect not to comply with certain New York Stock Exchange corporate governance requirements, including the requirement that a majority of the Board of Directors consist of independent directors and the requirement that director nominations and executive compensation must be approved by a majority of independent directors or a Nominating and Corporate Governance Committee or Compensation Committee comprised solely of independent directors. We rely, and intend to continue to rely, on certain of these exemptions from the corporate governance requirements. In particular, though we have determined that a majority of our directors and all of the members of our Audit Committee are independent, our Compensation Committee and our Nominating and Corporate Governance Committee do not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the New York Stock Exchange corporate governance requirements.

Board Leadership Structure

David C. Paul, our founder and Executive Chairman, is the Chairman of our Board of Directors, and David M. Demski is the Chief Executive Officer.  We have determined that a leadership structure consisting of separate Chairman of the Board of Directors and Chief Executive Officer roles is appropriate for the Company.  At the same time, we also believe that it is important to have a Chairman of the Board of Directors with an extensive history with and knowledge of the Company, as is the case with our founder and Executive Chairman.

In the past the Board of Directors has had a lead independent director.  In 2019, the Board of Directors determined that a lead independent director was not necessary moving forward because the Company splits the roles of Chairman of the Board of Directors and Chief Executive Officer.

Our non-management directors meet in executive session at least once annually.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of the risks that we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through our Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors oversight of the performance of our internal audit function. Our entire Board of Directors monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.

As a medical device company, we have also implemented a compliance function that monitors compliance with various company policies, specifically those governing relationships with health care professionals and compliance with anti-kickback laws and laws restricting off-label promotion of medical devices.  Our Audit Committee is responsible for oversight of our compliance function, but our Board of Directors, as a whole, also receives regular updates regarding, and evaluates the effectiveness of, our compliance program.

Committees of the Board of Directors

Our Board of Directors has three permanent committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The written charters for these committees are on our website at http://www.globusmedical.com/investors/corporate-governance/. Our Board of Directors may from time to time establish other standing committees. In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues.

Audit Committee

We have an Audit Committee consisting of Ann D. Rhoads, Daniel T. Lemaitre, Stephen T. Zarrilli and Robert Douglas, each of whom has been determined to be an independent director. The Audit Committee is responsible for, among other things:

"	appointing, terminating, compensating and overseeing the work of any accounting firm engaged to prepare or issue an audit report or other audit, review or attest services;
"

reviewing and approving, in advance, all audit and non-audit services to be performed by the independent auditor, taking into consideration whether the independent auditor’s provision of non-audit services to us is compatible with maintaining the independent auditor’s independence;

"	reviewing and discussing the adequacy and effectiveness of our accounting and financial reporting processes and controls and the audits of our financial statements;
"

establishing and overseeing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by our employees regarding questionable accounting or auditing matters;

"	investigating any matter brought to its attention within the scope of its duties and engaging independent counsel and other advisors as the Audit Committee deems necessary;

"	determining compensation of the independent auditors and of advisors hired by the Audit Committee and ordinary administrative expenses;
"	reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to their release;
"	monitoring and evaluating the independent auditor’s qualifications, performance and independence on an ongoing basis;
"	reviewing reports to management prepared by the internal audit function, as well as management’s response;
"	reviewing and assessing the adequacy of the formal written charter on an annual basis;
"	reviewing and approving related-party transactions for potential conflict of interest situations on an ongoing basis;
"	serving as the Qualified Legal Compliance Committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC; and
"	handling such other matters that are specifically delegated to the Audit Committee by our Board of Directors from time to time.

Our Board of Directors has affirmatively determined that each member of our Audit Committee, Ms. Rhoads and Messrs. Lemaitre, Douglas and Zarrilli, meets the definition of an “independent director” for purposes of serving on an Audit Committee under New York Stock Exchange Rule 303A.07, and that each of Ms. Rhoads and Messrs. Lemaitre, Douglas and Zarrilli is an “audit committee financial expert.”

In 2019, our Audit Committee held four meetings.

Compensation Committee

We have a Compensation Committee consisting of Daniel T. Lemaitre, James Tobin, and David D. Davidar, each of whom has been determined to be an independent director, and David C. Paul, our Executive Chairman. The Compensation Committee is responsible for, among other things:

"	reviewing and approving the compensation, employment agreements and severance arrangements and other benefits of all of our executive officers and key employees;
"	reviewing and approving, on an annual basis, the corporate goals and objectives relevant to the compensation of the executive officers, and evaluating their performance in light thereof;
"	reviewing and making recommendations, on an annual basis, to the Board of Directors with respect to director compensation;
"	reviewing and discussing with management the compensation of our executive officers, and recommending that it be included in the annual proxy statement and annual report on Form 10-K;
"	periodically reviewing and assessing the adequacy of the formal written charter; and

"	such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.

The Compensation Committee has authority to delegate responsibility to subcommittees. Messrs.  Lemaitre and Tobin also serve on our Equity Compensation Committee, a standing subcommittee of our Compensation Committee established to administer our equity-based compensation plans.

In 2019, our Compensation Committee held three meetings.

Nominating and Corporate Governance Committee

We have a Nominating and Corporate Governance Committee consisting of James Tobin, Ann D. Rhoads, and David D. Davidar, each of whom has been determined to be an independent director, David C. Paul, our Executive Chairman, and David M. Demski, our Chief Executive Officer. The Nominating and Corporate Governance Committee is responsible for, among other things:

"	identifying and screening candidates for our Board of Directors, and recommending nominees for election as directors;
"	establishing procedures to exercise oversight of the evaluation of the Board of Directors and management;
"	developing and recommending to the Board of Directors a set of corporate governance guidelines, as well as reviewing these guidelines and recommending any changes to the Board of Directors;
"

reviewing the structure of the Board of Directors’ committees and recommending to the Board of Directors for its approval directors to serve as members of each committee, and where appropriate, making recommendations regarding the removal of any member of any committee;

"	reviewing and assessing the adequacy of the formal written charter on an annual basis; and
"	generally advising our Board of Directors on corporate governance and related matters.

In 2019, our Nominating and Corporate Governance Committee held two meetings.

The Nominating and Corporate Governance Committee and the Board of Directors have not established a specific diversity component in their consideration of candidates for director and instead consider the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board of Directors. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics, qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board of Directors. Therefore, the Board of Directors, as a unit, possesses the appropriate skills and experience to oversee the Company’s business.

The Nominating and Corporate Governance Committee will give appropriate consideration to qualified persons recommended by stockholders for nomination as directors and will evaluate such qualified persons in the same manner as other identified candidates, when submitted in a timely manner and in compliance with the advance notice procedures in our bylaws as set forth in the “Stockholders Proposals” section of this Proxy Statement.

Board Self-Assessment

Our Board of Directors performs an annual self-evaluation process in which each director evaluates the Board of Directors as a whole and each committee on which he or she serves. After these evaluations are complete, the results are discussed by the Board of Directors and each committee, as applicable, and, if necessary, action plans are developed.

At least once a year, the Board of Directors, or the Nominating and Governance Committee, evaluates the size and composition of the Board of Directors to assess the skills and experience of directors, and compares them with those skills that might prove valuable in the future, giving consideration to the changing circumstances of the Company and the then current Board of Directors membership. This assessment enables the Board of Directors to consider whether the skills and experience of the existing members continue to be appropriate as the Company’s needs evolve over time.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as members of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. No interlocking relationship exists between any member of the Board of Directors and any member of the compensation committee (or other committee performing equivalent functions) of any other company.

Mr. Paul, our Executive Chairman, has served on our Compensation Committee since 2007.

Prohibitions on Hedging, Pledging and Margin Accounts

We maintain an insider trading policy that applies to our directors and officers and to our employees and consultants who receive or have access to material nonpublic information. Our insider trading policy prohibits our directors and our officers who are required to file Forms 3 or 4 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from holding Company stock in margin accounts, pledging Company stock as collateral for a loan, or engaging in hedging or monetization transactions in respect of Company stock. Our insider trading policy strongly discourages our employees from holding Company stock in margin accounts, pledging Company stock as collateral for a loan, or engaging in hedging or monetization transactions in respect of Company stock.

Indemnification Agreements with our Directors and Officers

Our amended and restated certificate of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by the laws of the State of Delaware, we have entered into indemnification agreements with each of our directors and certain of our officers. Under the terms of our indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the State of Delaware, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We must indemnify our officers and directors against any and all (a) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (b) judgments, fines, penalties and amounts paid in settlement in connection with, in the case of either (a) or (b), any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, by reason of the fact that (x) such person is or was a director or officer, employee, agent or fiduciary of the Company or (y) such person is or was serving at our request as a director, officer, employee or agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification agreements also require us, if so requested, to advance within 30 days of such request any and all costs and expenses that such director or officer incurred, provided that such person will return any such advance if it shall ultimately be determined that such person is not entitled to be indemnified for such costs and expenses. Our bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the State of Delaware.

We are not required to provide indemnification under our indemnification agreements for certain matters, including:

indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the director or officer;

indemnification related to disgorgement of profits made from the purchase or sale of securities of our Company under Section 16(b) of the Exchange Act, or similar provisions of state statutory or common law;

indemnification that is finally determined, under the procedures and subject to the presumptions set forth in the indemnification agreements, to be unlawful; or

indemnification for liabilities for which the director or officer has received payment under any insurance policy as may exist for such person’s benefit, our articles of incorporation or bylaws or any other contract or otherwise, except with respect to any excess amount beyond the amount so received by such director or officer. The indemnification agreements require us, to the extent that we maintain an insurance policy or policies providing liability insurance for directors, officers, employees, agents or fiduciaries of our company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of our Company, to cover such person by such policy or policies to the maximum extent available.

Code of Ethics and Corporate Governance Guidelines

We have adopted a code of ethics relating to the conduct of our business by all of our employees, officers and directors, as well as a code of ethics specifically for our principal executive officer and senior financial officers. Both codes of ethics, and our corporate governance guidelines, are posted on our website at http://www.globusmedical.com/investors/corporate-governance/ and http://www.globusmedical.com/code-of-ethics/.

Interested Party Communications with the Board of Directors

We have established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member or all members of the Board of Directors, any committee of the Board of Directors, or any chair of any committee by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to Kelly G. Huller, our Corporate Secretary, at Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403.

Audit Committee Report

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2019 and internal controls over financial reporting with our management and Deloitte and Touche LLP (“Deloitte”), our independent registered public accounting firm for the year ended December 31, 2019. Further, the Audit Committee has discussed with Deloitte the matters required to be discussed under the applicable standards of the Public Company Accounting Oversight Board (the “PCAOB”) and the rules of the SEC relating to the firm’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by the applicable standards of the PCAOB, which relate to Deloitte’s independence from our Company, and has discussed with Deloitte its independence from our Company. The Audit Committee has concluded that the independent registered public accounting firm is independent from our Company and our management. The Audit Committee has also discussed with our management and Deloitte such other matters and received such assurances from them as it has deemed appropriate.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of our internal control over financial reporting. In addition, the Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure. As part of this process, the Audit Committee continues to monitor the scope and adequacy of our internal auditing program.

Based on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that our audited consolidated financial statements for the year ended December 31, 2019 and management’s assessment of the effectiveness of our internal control over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Members of the Audit Committee

Ann D. Rhoads (Chair)

Daniel T. Lemaitre

Stephen T. Zarrilli

Robert Douglas

The above Audit Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2020.  We are asking our stockholders to ratify the appointment of Deloitte as our independent registered public accounting firm for 2020.

Deloitte has audited our financial statements since April 2017.  A representative of Deloitte is expected to be present at the Annual Meeting.  The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The ratification of our independent registered public accounting firm by our stockholders is not required by law or our bylaws. However, the Audit Committee believes it is good corporate practice to submit the selection of our independent registered public accounting firm to the stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table represents aggregate fees billed to us for the fiscal year ended December 31, 2019 and 2018 by Deloitte.

	2019	2018
Audit Fees(1)	$1,223,576	$1,116,266
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,223,576	$1,116,266

(1)Fees for audit services billed for fiscal years 2019 and 2018 consisted of fees for reviews of our periodic reports and certain of our current reports.

Pre-Approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee approved all permissible non-audit services provided by the independent registered accounting firms in 2019 and 2018.

Before engaging the Company’s independent registered public accounting firm, management must submit a request for approval to the Audit Committee, which reviews such request and approves or declines to approve it. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decision to the Audit Committee at its next scheduled meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

Our Board of Directors unanimously recommends that you vote “FOR”  the ratification of the Board of Directors' appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2020.

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS (“Say-on-Pay Vote”)

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the right to approve, on a non-binding, advisory basis, the compensation of our “named executive officers” as disclosed in this Proxy Statement under the heading “Compensation Discussion and Analysis” (“CD&A”) and tabular disclosures of this Proxy Statement. Since the required vote is advisory, the result of the vote is not binding upon the Board of Directors.  We have a policy of holding the advisory vote annually. The next advisory vote will occur at our 2021 Annual Meeting.

Our compensation philosophy is centered on our goal of establishing and maintaining an executive compensation program, which applies to all of our named executive officers, that attracts proven, talented leaders who possess the skills and experience necessary to achieve our strategic goals and to create value for our stockholders. Further, our executive compensation program is weighted towards performance-based compensation such that our executive officers will see returns that are correlated to returns realized by our stockholders.

We evaluate and reward our executive officers, generally on an annual basis, based upon the realization of our corporate objectives, including sales, and the individual contributions of each executive officer towards these objectives. Our Compensation Committee considers a variety of objective and subjective performance criteria for setting the compensation levels for each of our executive officers and also considers what it believes to be market standards for compensation paid to similarly-situated executives at other comparable companies. We make decisions about our executive officers’ salary increases and the amount of annual non-equity incentive awards primarily based on company performance, but we also consider individual performance when appropriate.

The compensation packages for our executive officers generally include a base salary, annual non-equity incentive awards, stock option awards and other benefits. In addition, our equity compensation plans provide our named executive officers and all other optionees with acceleration of vesting of stock options upon either a change of control or a termination of employment in connection with a change in control, depending on the specific plan under which the options were granted and if our acquiror does not assume or replace the awards under our equity compensation plans. In limited circumstances, we will provide severance payments to certain of our named executive officers upon their termination of employment.

Our Compensation Committee does not rely strictly on formulaic guidelines for determining the relative mix or levels of cash and equity-based compensation for our executive officers; instead, it maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain specific strategic and financial goals.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. Our Board of Directors believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and the other narrative executive compensation disclosures in this Proxy Statement coincides with our compensation philosophy.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation discussion and analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Effect of Proposal

The above say-on-pay resolution is non-binding. The approval or disapproval of this proposal by stockholders will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The Board of Directors values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board of Directors will consider the outcome of the advisory vote on executive compensation when making future compensation decisions.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid or to be paid to our named executive officers as described in the CD&A, the tabular disclosures and the other narrative executive compensation disclosures in this Proxy Statement.

EXECUTIVE OFFICERS

The following individuals served as our executive officers during the year ended December 31, 2019 and their respective ages and positions as of April 1, 2020 were as follows:

Name	Age	Position
David C. Paul	53	Chairman of the Board of Directors and Executive Chairman
David M. Demski	62	Director, Chief Executive Officer and President
Daniel T. Scavilla	55	Executive Vice President, Chief Commercial Officer and President, Trauma
Keith Pfeil	41	Senior Vice President, Chief Financial Officer
Kelly G. Huller	48	Senior Vice President, General Counsel and Corporate Secretary

David C. Paul has served as Chairman of our Board of Directors since our inception in 2003 and as Executive Chairman since August 2017. His biography is contained in the section of this Proxy Statement entitled “Proposal 1-Election of Directors” above.

David M. Demski has served as our Chief Executive Officer since August 2017, as our President since April 2019, and as one of our directors since our inception in 2003.  Mr. Demski previously served as our President, Emerging Technologies from September 2015 to August 2017, as President and Chief Operating Officer from August 2008 to September 2015 and as our acting Chief Financial Officer from November 2014 to May 2015. His biography is contained in the section of this Proxy Statement entitled “Proposal 1-Election of Directors” above.

Daniel T. Scavilla has served as our Executive Vice President and Chief Commercial Officer since February 2019 and as our President of Trauma since March 2020.  Mr. Scavilla previously served as our Chief Financial Officer from May 2015 to August 2019. Prior to joining Globus, Mr. Scavilla spent 28 years in various positions with Johnson & Johnson, including most recently serving as Chief Financial Officer, Global Vice President Finance & Business Operations of Johnson & Johnson Vision Care from February 2012 to December 2015, and previously as Chief Financial Officer, Worldwide Vice President Finance of Advanced Sterilization Products, the infection prevention branch of J&J Medical Devices from October 2007 to January 2012. Mr. Scavilla earned a B.S. degree from LaSalle University and an M.B.A. from Temple University.

Keith Pfeil has served as our Senior Vice President and Chief Financial Officer since August 2019.  Mr. Pfeil joined Globus Medical as CFO in August of 2019 after almost 16 years at CSS Industries, a publicly traded consumer products company. At CSS, he served in a number of financial leadership roles, most recently as Executive Vice President and Chief Financial Officer. Mr. Pfeil’s financial leadership experience includes experience with Financial Planning and Analysis, Internal Audit and Investor Relations. Prior to CSS Industries, Mr. Pfeil worked in the transaction advisory practice of Ernst and Young LLP, and prior to that he worked in the assurance practices of KPMG LLP and Arthur Andersen LLP. Mr. Pfeil holds an Executive Masters of Business Administration from Saint Joseph’s University and a Bachelor of Science in accounting from Elizabethtown College.

Kelly G. Huller has served as our Senior Vice President, General Counsel and Corporate Secretary since December 2018.  Ms. Huller began her career at Globus in 2006 as its first in-house counsel, and has since developed its Legal Department to meet the needs of Globus’ rapidly expanding domestic and international business across all of its divisions. Ms. Huller previously served as Globus’ Director, Legal Affairs and Vice President, Associate General Counsel. Prior to joining Globus, Ms. Huller spent many years as a trial attorney at the Philadelphia law firm of Conrad O’Brien representing public and private entities and non-profit organizations in areas of commercial, employment, products liability, and malpractice matters. Ms. Huller also served on the Board of Chester County Futures, a non-profit organization providing comprehensive academic, mentoring and scholarship support for motivated economically disadvantaged youth. Ms. Huller earned her B.A from Pennsylvania State University, and her Juris Doctor degree from Temple University.

COMPENSATION DISCUSSION AND ANALYSIS

The discussion below includes a review of our compensation decisions with respect to 2019 for our “named executive officers,” including our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers. Our named executive officers for 2019 were:

"	David C. Paul, who currently serves as our Chairman of the Board of Directors and Executive Chairman;
"	David M. Demski, who currently serves as our Chief Executive Officer and President and is our principal executive officer;
"	Anthony L. Williams, who served as our President until March 2019;
"

Daniel T. Scavilla, who currently serves as our Executive Vice President and Chief Commercial Officer and President of Trauma and served as our Chief Financial Officer and principal financial officer until August 2019;

"	Keith Pfeil, who currently serves as our Senior Vice President and Chief Financial Officer and is our principal financial officer; and
"	Kelly G. Huller, who currently serves as our Senior Vice President, General Counsel and Corporate Secretary.

Compensation Overview

Our business is highly competitive, and competition presents an ongoing challenge to our success. Our ability to compete and succeed in this environment is directly dependent on our ability to recruit, retain and motivate talented and skilled individuals to form our executive team. Our compensation philosophy is centered on our goal of establishing and maintaining an executive compensation program that attracts proven, talented leaders who possess the skills and experience necessary to achieve our strategic goals and to create value for our stockholders. Further, our executive compensation program, which applies to all of our named executive officers, is weighted towards performance-based compensation such that our executive officers will see returns that are correlated to returns realized by our stockholders. The decisions with respect to our executive compensation are subject to the discretion of our Compensation Committee. Our Compensation Committee does not rely strictly on formulaic guidelines for determining the relative mix or levels of cash and equity-based compensation for our executive officers; instead, it maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain specific strategic and financial goals.

The compensation packages for our executive officers, including our named executive officers, generally include a base salary, annual non-equity incentive compensation, stock option awards and other benefits. In addition, our equity compensation plans provide our executive officers and all other optionees with acceleration of vesting of stock options upon either a change of control or a termination of employment in connection with a change in control, depending on the specific plan under which the options were granted and if our acquiror does not assume or replace the awards under our equity compensation plans. In limited circumstances, we will provide severance payments to certain of our named executive officers upon termination of their employment.

We evaluate and reward our named executive officers, generally on an annual basis, based upon the realization of our corporate objectives, including sales revenue, and the individual contributions of each named executive officer towards these objectives. David Paul, our current Chairman of the Board of Directors and Executive Chairman,  made recommendations to the Compensation Committee regarding compensation of our named executive officers for 2020, but our Compensation Committee as a whole is ultimately responsible for establishing and reviewing all compensatory plans and arrangements with respect to our named executive officers, including Mr. Paul. The Compensation Committee may approve the recommendations, make adjustments in their discretion, or seek additional information from the Company or legal counsel before making a final determination with respect to the compensation of any named executive officer, including Mr. Paul. Our Compensation Committee considers a variety of objective and subjective performance criteria for setting compensation levels for each of our named executive officers and also considers what it believes to be market standards for compensation paid to similarly-situated executives at other comparable companies. We make decisions about our named executive officers’ salary increases and the amount of annual non-equity incentive awards primarily based on company performance, but we also consider individual performance when appropriate. Individual factors we consider in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and the sufficiency of total compensation potential and structure to ensure the retention of an executive when considering the compensation potential that may be available elsewhere.

Our current executive compensation program is based in part upon input provided to the Compensation Committee by an independent compensation consultant, Radford, in 2017. The Compensation Committee evaluated the independence of Radford in 2017 and concluded that its work for the Compensation Committee did not raise any conflict of interest at that time.

A key factor in determining levels and types of compensation of our named executive officers is the pay practices of our peer group, which consists of publicly-traded medical device companies that our Compensation Committee believes are the most comparable to our Company. The peer group typically changes from time to time due to industry consolidation, new market entrants, and other factors.

Based on recommendations from Radford in 2017, our peer group for 2020 will consist of the following companies:

Abiomed	Orthofix Medical	Cantel Medical
Haemonetics	ICU Medical	Insulet
Integra LifeSciences HoHoldings	Natus Medical	Masimo
Nevro	NuVasive	CONMED Corporation
Penumbra	Wright Medical Group	Integer Holdings (formerly Greatbatch)

Tax Considerations

On December 22, 2017, the U.S. Tax Cuts and Jobs Act (“Tax Reform Act”) was enacted. Prior to the Tax Reform Act, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallowed a tax deduction for compensation over $1 million paid to our executive officers who are “covered employees” under this rule. Performance-based compensation was exempt from this deduction limitation if specified requirements set forth in the Code and applicable Treasury Regulations were met.  Beginning in calendar year 2018, the Tax Reform Act eliminated the performance-based compensation exception to the deductibility limitation under Section 162(m), other than with respect to certain “grandfathered” performance-based awards granted prior to November 2, 2017.    To the extent determinable and as one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits.  The Compensation Committee did not make any changes to the executive compensation program as a result of the Tax Reform Act.

Our Compensation Committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company.

Say-On-Pay Consideration

At our 2019 annual meeting of stockholders, we conducted a stockholder advisory vote on executive compensation (the “say-on-pay vote”) and over 99% of the votes cast were voted in favor of our executive compensation.  The Compensation

Committee believes this result evidences stockholder support for our executive compensation decisions and policies, and as such, the Compensation Committee did not implement any changes as a result of this vote. In a separate advisory vote at the 2019 annual meeting of stockholders, our stockholders voted to hold the say-on-pay vote annually. The Compensation Committee will consider the results of future say-on-pay votes when making executive compensation decisions and policies.

Key Elements of Our Compensation Program for 2020

We generally pay executive compensation through a combination of base salary, annual non-equity incentive compensation, long-term equity incentives in the form of stock options, and benefits. We do not use specific formulas or weightings in determining the allocation of the various compensation elements. Instead, compensation for each of our executives has been designed to provide a combination of fixed and at-risk compensation that is tied to achievement of our short-term and long-term objectives. We believe that this approach achieves the primary objectives of our compensation program, which are to recruit, retain and properly motivate our executives. The Compensation Committee retains the discretion to increase or decrease the actual amount of any executive officer’s annual non-equity incentive compensation based on his or her individual performance during the year.

In 2019, we compensated our named executive officers through a combination of base salary, annual non-equity incentive compensation, long-term equity incentives in the form of stock options, and benefits that included health, vision and dental insurance, paid time-off, life insurance, short-term and long-term disability insurance, 401(k) plan with Company matching contributions, relocation assistance, gym membership reimbursement, and car allowance. We believe the forms and mix of compensation provided to our named executive officers in 2019 appropriately reward performance, as the non-equity incentive plan compensation is tied to our Company performance as well as individual performance, and help to align the interests of our named executive officers with those of our stockholders, particularly through the grants of annual equity incentives.

Base Salary.  Base salaries for all of our employees are determined by position, taking into consideration the scope of job responsibilities and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high quality professionals. Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain high-quality professionals while appropriately managing our general and administrative expenses.

The Compensation Committee approved merit increases to the 2019 base salaries for our named executive officers of approximately 3.0% over each such named executive officer’s 2018 base salary.  Ms. Huller’s base salary in 2019 was increased to $300,000 in connection with her appointment as Senior Vice President and General Counsel.

Annual Non-Equity Incentive Compensation.  In 2019, all of our named executive officers other than Mr. Williams participated in our annual non-equity incentive program pursuant to which they were eligible to earn cash payments (which were paid in January 2020). The target amount of the cash payment for each named executive officer was determined by the Compensation Committee on an individual basis using historical compensation amounts and the committee’s determination of competitive factors. These amounts are set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards – Target” column of the 2019 Grants of Plan-Based Awards table below.  Payment above or below the target amounts was dependent on the degree to which the Company exceeded or fell short of a 2019 revenue goal of $770 million set by the committee. The Compensation Committee determined that for each named executive officer, achievement of 75% or less of goal revenue would result in non-equity incentive compensation of $0, achievement of 90% of goal revenue would result in non-equity incentive compensation equal to 75% of target non-equity incentive compensation, achievement of 97.5% of goal revenue would result in non-equity incentive compensation equal to 100% of target non-equity incentive compensation, achievement of 100% of goal revenue would result in non-equity incentive compensation equal to 110% of target non-equity incentive compensation, and achievement of 110% of goal revenue would result in non-equity incentive compensation of 145% of the target non-equity incentive compensation. Achievement of revenue (excluding the impact of acquisitions that closed in the fiscal year) between the specified revenue goals would result in non-equity incentive compensation payments based on interpolation between the specified target payout amounts.  After determining the amount of non-equity incentive compensation payable based on achievement of the specified revenue goals, the Compensation Committee may, in its discretion, adjust the final awards payable to each executive on an individual basis based on the committee’s evaluation of each executive’s individual performance during the year.

In 2019, we ultimately achieved worldwide sales revenues of $785 million. Based on this performance, the Compensation Committee determined the default non-equity incentive award would be calculated at a rate of 112% of the applicable target amounts.

Equity Incentive Compensation. The Compensation Committee believes that stock option awards are an important and useful long-term component of our overall compensation program. Stock options generally expire after ten years and vest ratably over four years. If an officer dies or becomes disabled, unexercised stock options generally are forfeited within one year. If an officer otherwise leaves our employ for any reason other than for cause, unexercised stock options generally are forfeited three months after termination of employment. If an officer’s employment is terminated for cause, unexercised stock options are typically forfeited upon termination of employment.

In 2019, all of our named executive officers received options to purchase shares of our common stock as set forth in the “Number of Securities Underlying Options” column of the 2019 Grants of Plan-Based Awards table below. The number of options awarded each named executive officer generally was aligned with the committee’s historical practice. See “2019 Outstanding Equity Awards at Fiscal Year-End” below, for a description of those stock option awards. All equity awards to our named executive officers were granted at no less than the fair market value of our common stock at the time of the grants, as determined by our Board of Directors.

Employee Benefits and Perquisites.  Each named executive officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short- and long-term disability insurance, basic life insurance and eligibility for supplemental health and life insurance, access to flexible health care reimbursement accounts and 401(k) matching. Additionally, our named executive officers are entitled to a vehicle allowance.

Summary Compensation Table

The following table sets forth certain compensation information for our named executive officers.

Name and Principal Position	Year	Salary(1)($)	Bonus ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
David C. Paul, Chairman of the Board of Directors and Executive Chairman	2019	391,562	-	1,317,836	533,120	31,767	2,274,285
	2018	380,158	-	1,358,934	476,000	31,552	2,246,643
	2017	369,085	-	1,249,029	650,582	31,464	2,300,160
David M. Demski, Chief Executive Officer and President	2019	469,875	-	1,976,753	966,280	36,886	3,449,794
	2018	456,190	-	2,038,401	862,750	36,671	3,394,012
	2017	396,483	-	3,482,167	536,291	36,583	4,451,524
Anthony L. Williams, President (until March 2019)	2019	393,382(5)	-	1,054,268(6)	-(6)	12,592	1,460,242
	2018	381,924	-	1,087,147	369,250	32,152	1,870,473
	2017	370,800	-	666,149	369,250	32,064	1,438,263
Daniel T. Scavilla, Executive Vice President, Chief Commercial Officer and President, Trauma	2019	365,790	-	1,054,268	448,000	37,486	1,905,544
	2018	355,136	-	1,087,147	400,000	37,280	1,879,563
	2017	344,793	-	666,149	263,750	37,183	1,311,875
Keith Pfeil, Senior Vice President and Chief Financial Officer	2019	122,500	-	553,507	100,000(7)	11,660	787,667
Kelly G. Huller, Senior Vice President, General Counsel and Corporate Secretary	2019	300,000	-	679,350	112,000	29,615	1,120,965

(1)Reflects the base salary earned during the fiscal year covered.

(2)Reflects the grant date fair value for each named executive officer’s stock option awards, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Stock Compensation. These values have been determined based on the assumptions set forth in Note 12 to our consolidated financial statements included in our 2019 Annual Report on Form 10-K. See “2019 Outstanding Equity Awards at Fiscal-Year-End” below, for a description of those stock option awards.

(3)Reflects cash amounts earned pursuant to our annual non-equity incentive plan for the fiscal year covered. All such cash payouts earned under this plan in a given year were paid in the following year.

(4)Amounts for 2019 include participation in our group health insurance benefits, Company 401(k) plan matching contributions, vehicle allowance, YMCA membership reimbursement, and life and disability insurance premiums. The compensation amounts for our group health insurance benefits in 2019 were $20,956 for Messrs. Demski and Scavilla, $15,837 for Mr. Paul, $3,959 for Mr. Williams, $6,985 for Mr. Pfeil and $12,735 for Ms. Huller.

(5)Reflects base salary earned during the fiscal year and severance payments made to Mr. Williams pursuant to his employment agreement in connection with his resignation.

(6)Mr. Williams resigned from his employment in March 2019 and was not eligible to receive non-equity incentive compensation for 2019.  Mr. Williams also forfeited the option awards granted in January 2019.

 (7)As previously disclosed on Form 8-K filed June 27, 2019, Mr. Pfeil’s bonus amount was set at $100,000 for 2019 and not calculated in accordance with the formula above.

2019 Grants of Plan-Based Awards

The table below sets forth information with respect to awards granted to the named executive officers under our annual non-equity incentive compensation plan and our 2012 Equity Incentive Plan in 2019, which constitute all of the plan-based awards granted to our named executive officers in 2019.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Number of Securities Underlying Options (#)	Per-Share Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Option Awards(2) ($)
		Threshold ($)	Target(1) ($)	Maximum ($)
David C. Paul	January 22, 2019	-	476,000	690,200	100,000	43.58	1,317,836
David M. Demski	January 22, 2019	-	862,750	1,250,988	150,000	43.58	1,976,753
Anthony L. Williams	January 22, 2019	-	-	-	80,000	43.58	1,054,268
Daniel T. Scavilla	January 22, 2019	-	400,000	580,000	80,000	43.58	1,054,268
Keith Pfeil	September 3, 2019	-	-(4)	-(4)	40,000	49.65	553,507
Kelly Huller	January 22, 2019	-	100,000	145,000	40,000	43.58	527,134
	February 27, 2019				10,000(3)	46.41	152,216

(1)These payouts represent the amount payable upon achievement of 97.5% of the revenue goal under the non-equity incentive compensation plan, and are listed because they are the base amounts on which the Compensation Committee determines final payouts.  Upon achievement of 100% of the revenue goal, each named executive officer would receive a payout of 110% of the target amounts listed.

(2)Reflects the grant date fair value for each named executive officer’s stock option awards, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Stock Compensation. These values have been determined based on the assumptions set forth in Note 12 to our consolidated financial statements included in our 2019 Annual Report on Form 10-K. See “Outstanding Equity Awards as of December 31, 2019” below, for a description of those stock option awards.

(3)Ms. Huller received a grant of 10,000 shares in connection with compensation from her previous role prior to her promotion to Senior Vice President, General Counsel.

(4)As previously disclosed on Form 8-K filed June 27, 2019, Mr. Pfeil’s bonus amount was set at $100,000 for 2019 and not calculated in accordance with the formula above.

2019 Outstanding Equity Awards at Fiscal Year-End

The following table lists the outstanding equity awards held by our named executive officers as of December 31, 2019

	Option Awards
Name	Number of Securities Underlying Unexercised Options – Exercisable (#)	Number of Securities Underlying Unexercised Options – Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
David C. Paul (1)	26,042	-	24.10	1/20/2025
David C. Paul (2)	32,813	1,562	25.52	1/25/2026
David C. Paul (3)	65,625	40,625	26.27	1/30/2027
David C. Paul (4)	47,917	52,083	43.77	1/22/2028
David C. Paul (6)	-	100,000	43.58	1/22/2029
David M. Demski (1)	22,917	-	24.10	1/20/2025
David M. Demski (2)	29,887	1,250	25.52	1/25/2026
David M. Demski (3)	58,333	21,667	26.27	1/30/2027
David M. Demski (5)	175,000	125,000	29.31	8/28/2027
David M. Demski (4)	71,875	78,125	43.77	1/22/2028
David M. Demski (6)	-	150,000	43.58	1/22/2029
Daniel T. Scavilla (7)	31,250	-	25.40	4/8/2025
Daniel T. Scavilla (2)	115,625	3,125	25.52	1/25/2026
Daniel T. Scavilla (3)	58,333	21,667	26.27	1/30/2027
Daniel T. Scavilla (4)	38,333	41,667	43.77	1/22/2028
Daniel T. Scavilla (6)	-	80,000	43.58	1/22/2029
Keith Pfeil (8)	-	40,000	49.65	9/3/2029
Kelly G. Huller(9)	23,076	-	11.28	2/11/2021
Kelly G. Huller(10)	2,500	-	15.34	8/29/2022
Kelly G. Huller(11)	7,500	-	12.59	1/30/2023
Kelly G. Huller(12)	7,500	-	24.90	3/4/2024
Kelly G. Huller(1)	7,500	-	25.80	4/1/2025
Kelly G. Huller(13)	7,344	156	24.21	2/2/2026
Kelly G. Huller(14)	5,469	2,031	25.96	2/2/2027
Kelly G. Huller(15)	4,792	5,208	45.64	2/2/2028
Kelly G. Huller(6)	-	40,000	43.58	1/22/2029
Kelly G. Huller(16)	-	10,000	46.41	2/27/2029

(1)These options were granted in 2015.  All remaining unexercised stock options from 2015 became exercisable during 2019.

(2)These options were granted on January 25, 2016, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2017, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(3)These options were granted on January 30, 2017, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2018, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(4)These options were granted on January 22, 2018, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2019, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(5)These options were granted on August 28, 2017, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on August 28, 2018, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(6)These options were granted on January 22, 2019, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2020, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(7)These options were granted on April 8, 2015, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on May 4, 2016, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(8)These options were granted on September 3, 2019, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on August 19, 2019, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(9)These options were granted in 2011.  All remaining unexercised stock options from 2011 became exercisable during 2015.

(10)These options were granted in 2012.  All remaining unexercised stock options from 2012 became exercisable during 2016.

(11)These options were granted in 2013.  All remaining unexercised stock options from 2013 became exercisable during 2017.

(12)These options were granted in 2014.  All remaining unexercised stock options from 2014 became exercisable during 2018.

(13)These options were granted on February 2, 2016, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2017, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(14)These options were granted on February 2, 2017, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2018, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(15)These options were granted on February 2, 2018, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on January 1, 2019, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

(16)These options were granted on February 27, 2019, and vest over a four-year period with one-fourth (1/4) of the options granted vesting on February 27, 2020, the first anniversary of the vesting commencement date, and the balance of the options granted vesting ratably on a monthly basis over the following 36 months.

2019 Option Exercises Table

	Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
Anthony L. Williams	214,166	4,041,128
Kelly G. Huller	3,076	144,410

Equity Compensation Plans

The following description of each of our equity compensation plans is qualified by reference to the full text of those plans, which were filed with the SEC as exhibits to Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-180426), filed on May 8, 2012. Our equity compensation plans are designed to continue to give our company flexibility to make a wide variety of equity awards to reflect what the Compensation Committee believes at the time of such award will best motivate and reward our employees, directors, consultants, and other service providers.

Amended and Restated 2003 Stock Plan

Our Amended and Restated 2003 Stock Plan (the “2003 Plan”) was originally adopted by our Board of Directors and approved by our stockholders in July 2006 and amended in July 2007. The 2003 Plan terminated pursuant to its terms in 2013. Following the effectiveness of our initial public offering in 2012, we have not issued any additional awards under the 2003 Plan; however, all outstanding awards previously granted under the 2003 Plan remain subject to the terms and conditions of the 2003 Plan. As of March 31, 2020, options to purchase 46,153 shares of our Class A common stock were outstanding under the 2003 Plan. The Class B common stock is subject to conversion to Class A common stock immediately upon issuance if the holder and the holders family members and affiliates together own Class B common stock that represents less than 5% of the outstanding shares of our common stock.

The 2003 Plan provides for the grant of “incentive stock options,” as defined under Section 422 of the Code, to employees, and for the grant of non-statutory stock options to employees, consultants and non-employee directors. The 2003 Plan also provides for the grant of stock bonuses and rights to purchase shares of our common stock to employees and consultants.

In the event of a corporate transaction where we are to be consolidated with or acquired by another entity and the acquiror assumes or replaces options granted under the 2003 Plan, options issued under the 2003 Plan will not be subject to accelerated vesting unless provided otherwise by agreement with the optionee, except in the case of a termination of the optionee’s service relationship by us or the acquiror, other than for misconduct, or a resignation by the optionee due to certain material negative changes in the terms of the optionee’s employment, within 60 days before or 180 days after the corporate transaction, in which case all options held by that optionee will become fully vested and exercisable. In the event of a corporate transaction where the acquiror does not assume or replace options granted under the 2003 Plan, such outstanding options will become fully vested and exercisable immediately prior to, and will terminate upon, the consummation of the corporate transaction.

2008 Stock Plan

Our 2008 Stock Plan (the “2008 Plan”) was adopted by our Board of Directors in December 2008 and approved by our stockholders in January 2009. The 2008 Plan terminated pursuant to its terms in 2018. Following the effectiveness of our initial public offering, we have not issued any additional awards under the 2008 Plan; however, all awards previously granted under the 2008 Plan remain outstanding and are administered by our Board of Directors under the terms and conditions of the 2008 Plan. Upon the closing of our initial public offering, all shares of Class C common stock were converted into shares of our Class A common stock. As such, shares of Class A common stock now underlie outstanding awards under the 2008 Plan. As of March 31, 2020, options to purchase 246,221 shares of our Class A common stock were outstanding under the 2008 Plan.

The 2008 Plan provides for the grant of “incentive stock options,” as defined under Section 422 of the Code, to employees, and for the grant of non-statutory stock options, stock bonuses and rights to purchase shares of our common stock to employees, consultants and non-employee directors.

In the event of a corporate transaction where we are to be consolidated with or acquired by another entity and the acquiror assumes or replaces options granted under the 2008 Plan, options issued under the 2008 Plan will not be subject to accelerated vesting unless provided otherwise by agreement with the optionee. In the event of a corporate transaction where the acquiror does not assume or replace options granted under the 2008 Plan, such outstanding options will become fully vested and exercisable immediately prior to, and will terminate upon, the consummation of the corporate transaction. In lieu of the acceleration of options in connection with a corporate transaction, however, we may instead cancel the outstanding options in exchange for cash payments per share underlying each option equal to the amount per share of common stock to be paid in connection with the corporate transaction and the exercise price per share of such option.

2012 Equity Incentive Plan

Our 2012 Equity Incentive Plan (the “2012 Plan”) was adopted by our Board of Directors on March 13, 2012, and approved by our stockholders on June 8, 2012. We adopted the 2012 Plan to promote the success and enhance the value of the Company by linking the individual interests of non-employee directors, employees and consultants to those of our stockholders and by providing such individuals with an incentive for outstanding performance in generating superior returns to our stockholders. The 2012 Plan provides flexibility to the Company in its ability to motivate, attract and retain the services of non-employee directors, employees, and consultants upon whose judgment, interest and special efforts the successful conduct of the Company’s operation is largely dependent.  Under the 2012 Equity Plan and pursuant to the Compensation Committee’s practice, there were approximately 1,800 employees and six non-employee directors eligible to receive grants as of March 31, 2020.

The 2012 Plan provides for the grant of “incentive stock options,” as defined in Section 422 of the Code to employees, and for the grant of non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, stock payments and performance awards, including performance stock units and cash awards, to employees, consultants and non-employee directors.

Business Criteria Underlying Performance Goals.

Under the 2012 Plan, in order to be considered performance-based compensation, an award must be subject to the accomplishment of one or more performance goals. These performance goals may be based on one or more of the following business criteria: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings (including but not limited to EBITDA or adjusted EBITDA); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) operating or other costs and expenses; (xiv) funds from operations; (xv) improvements in expense levels; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of Class A common stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxiv) comparisons with various stock market indices; (xxv) capital raised in financing transactions or other financing milestones; (xxvi) stockholders’ equity; (xxvii) market recognition (including but not limited to awards and analyst ratings); (xxviii) financial ratios; and (xxix) implementation, completion or attainment of objectively determinable objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; in each case as determined in accordance with applicable accounting standards, if applicable, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The Compensation Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Plan Limits.

Under the terms of the 2012 Plan, the aggregate number of shares of common stock that may be subject to options and other awards is equal to the sum of (1) 3,076,923 shares of Class A common stock, (2) any shares available for issuance under the 2008 Plan as of March 13, 2012, (3) any shares underlying any award outstanding under the 2008 Plan as of March 13, 2012 that, on or after that date, is forfeited, terminates, expires, or lapses for any reason, or is settled for cash without the delivery of shares, and (4) an annual increase in the number of shares available under the 2012 Plan equal to up to 3% of the number of shares of Company common and preferred stock outstanding at the end of the previous year, as determined by the Board of Directors. This annual increase added 2,738,101 shares in 2013, 2,803,282 shares in 2014, 2,859,591 shares in 2016, 2,877,897 shares in 2017 and 2,994,752 shares in 2020.  In 2015, 2018 and 2019, the Board of Directors determined not to increase the number of shares pursuant to the 3% feature. The number of shares that may be issued or transferred pursuant to incentive stock options under the 2012 Plan is limited to 10,769,230 shares. The shares of Class A common stock covered by the 2012 Plan are authorized but unissued shares, treasury shares or common stock purchased on the open market. As of March 31, 2020, options to purchase 11,810,606 shares of our Class A common stock were outstanding under the 2012 Plan and there were 2,126,544 shares of our Class A common stock available for grant under the 2012 Plan.

In the event of a merger or consolidation, the sale or exchange of all of our common stock, the sale, transfer or disposition of all or substantially all of our assets, or our liquidation or dissolution, or a “change in control” (as defined in the 2012 Plan), the administrator may take one or more of the following actions with respect to outstanding awards, as appropriate:

"	provide for the assumption or substitution of the awards;
"	cancel the award if no amount would have been attained upon exercise of the award or realization of the participant’s rights;
"	accelerate the awards in whole or in part;
"	cash out the awards;
"	make adjustments in the number and kind of shares subject to outstanding awards;
"	convert the awards into the right to receive liquidation proceeds;
"	provide that the award cannot vest, be exercised or become payable after such event; or
"	any combination of the above.

In the event of a corporate transaction where the acquiror does not assume or replace options granted under the 2012 Plan, such outstanding options will become fully vested and exercisable immediately prior to, and will terminate upon, the consummation of the corporate transaction.

Our Board of Directors may terminate, amend, or modify the 2012 Plan at any time. However, stockholder approval is required to increase the aggregate share limit, change the description of eligible participants, or to the extent necessary to comply with applicable law.

The term of the 2012 Plan will expire on March 13, 2022 unless earlier terminated by our Board of Directors.

Equity Compensation Plan Information

The following table sets forth certain information relating to the Company’s equity compensation plans as of December 31, 2019. Each number of securities reflected in the table is a reference to shares of our Class A common stock.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by security holders	10,648,146	(1)	$35.80	795,058	(2)
Equity compensation plans not approved by security holders	-		-	-
Total	10,648,146			795,058

(1)Consists of shares subject to outstanding options under our 2003 Plan, our 2008 Plan, and our 2012 Plan. No future issuances will be made from our 2003 Plan or our 2008 Plan.

(2)Consists of 3,027,462 shares available for future issuance under our 2012 Plan. Under the terms of the 2012 Plan, the aggregate number of shares of Class A common stock that may be subject to options and other awards is equal to the sum of (1) 3,076,923 shares of Class A common stock, (2) any shares available for issuance under the 2008 Plan as of March 13, 2012, (3) any shares underlying any award outstanding under the 2008 Plan as of March 13, 2012 that, on or after that date, is forfeited, terminates, expires, or lapses for any reason, or is settled for cash without the delivery of shares, and (4) an annual increase in the number of shares available under the 2012 Plan equal to up to 3% of the number of shares of our common and preferred stock outstanding at the end of the previous year, as determined by the Board of Directors. This annual increase added 2,738,101 shares in 2013, 2,803,282 shares in 2014,  2,859,591 shares in 2016, and 2,877,897 shares in 2017. In 2015,  2018 and 2019, the Board determined not to increase the number of shares pursuant to the 3% feature.

Tax withholding

We may require participants to discharge applicable withholding tax obligations with respect to any award granted to the participant. The administrator may in its discretion allow a holder to meet any such withholding tax obligations by electing to have us withhold shares of common stock otherwise issuable under any award (or allow the return of shares of common stock) having a fair market value equal to the sums required to be withheld.

Employment Agreements

Messrs. Paul and Pfeil and Ms. Huller are not party to an employment agreement with the Company. A description of employment agreements with Messrs. Scavilla, Williams, and Demski is set forth below.

Mr. Scavilla’s Employment Agreement

On May 3, 2016, we entered into an executive employment agreement with Mr. Scavilla, our Executive Vice President, Chief Commercial Officer and President, Trauma and then Senior Vice President and Chief Financial Officer. Mr. Scavilla’s employment is “at will,” meaning that his employment may be terminated by either party for any or no reason at any time. The agreement provides for a monthly car allowance. Mr. Scavilla is eligible to earn a salary and also a non-equity cash incentive award by meeting certain company and individual performance targets. Both the base salary and non-equity incentive award are subject to adjustment from time to time in the sole discretion of the Company.

Mr. Scavilla is entitled to receive his base salary for 12 months and continued coverage under the Company’s group health, dental and vision plans for a period of 12 months in the event we terminate his employment without cause or in connection with a change of control or if he resigned for good reason. All severance payments are conditioned on Mr. Scavilla signing a general release of claims against the Company. Under Mr. Scavilla’s employment agreement, “good reason” is defined as (i) a materially adverse change or material diminution in the office, title, duties, powers, authority or responsibilities of Mr.

Scavilla, (ii) our failure to pay his base salary or a bonus that has become due and payable, (iii) a material reduction in his base salary, (iv) a relocation of Mr. Scavilla’s principal worksite of more than 25 miles unless such relocation reduces his commute to such worksite, or (v) a material breach of the employment agreement by the Company; provided in each case that the Company did not correct such reason during a specified cure period.

Mr. Williams Employment Agreement

On June 26, 2014, we entered into an executive employment agreement with Mr. Williams, our former President and then Senior Vice President and General Counsel. Mr. Williams’ employment was “at will,” meaning that his employment could be terminated by either party for any or no reason at any time. The agreement provided for a monthly car allowance. Mr. Williams was eligible to earn a salary and also a non-equity cash incentive award by meeting certain company and individual performance targets. Both the base salary and non-equity incentive award were subject to adjustment from time to time in the sole discretion of the Company.

Mr. Williams was entitled to receive his base salary for 12 months and continued coverage under the Company’s group health, dental and vision plans for a period of 12 months in the event we terminated his employment without cause or in connection with a change of control or if he resigned for good reason. All severance payments were conditioned on Mr. Williams signing a general release of claims against the Company. Under Mr. Williams’ employment agreement, “good reason” was defined as (i) a materially adverse change or material diminution in the office, title, duties, powers, authority or responsibilities of Mr. Williams, (ii) our failure to pay his base salary or a bonus that has become due and payable, (iii) a material reduction in his base salary, (iv) a relocation of Mr. Williams’ principal worksite of more than 25 miles unless such relocation reduces his commute to such worksite, or (v) a material breach of the employment agreement by the Company; provided in each case that the Company did not correct such reason during a specified cure period.

Mr. Demski’s Employment Agreement

On September 14, 2015, we entered into an executive employment agreement with Mr. Demski, our current Chief Executive Officer and then President, Emerging Technologies. Mr. Demski’s employment is “at will,” meaning that his employment may be terminated by either party for any or no reason at any time. The agreement provided for a 2015 base salary of $347,898 and a monthly car allowance. Mr. Demski is also eligible to earn a non-equity cash incentive award by meeting certain company and individual performance targets. Both the base salary and non-equity incentive award are subject to adjustment from time to time in the sole discretion of the Company.

Mr. Demski is entitled to receive his base salary for 12 months and the non-equity cash incentive award he would have received in the event his employment is terminated, except if Mr. Demski is terminated “for cause”. Under Mr. Demski’s employment agreement, “for cause” is defined as (i) the material breach of the agreement that is not cured within 15 days after giving notice to Mr. Demski, (ii) failure of Mr. Demski to comply with the policies and directives of the Company or Board and if such failure is curable, is not cured within 15 days after giving notice to Mr. Demski, (iii) any act of gross negligence or willful misconduct, (iv) any failure of Mr. Demski to fully disclose a material conflict of interest he may have with the Company in a transaction involving the Company and the conflict is materially detrimental to the interest of the Company, or (v) any adverse act or omission that would be required to be disclosed pursuant to securities laws or that would limit the ability of the Company or any entity affiliated with the Company to sell securities under any federal or state law or that would disqualify the Company or any affiliated entity from any exemption otherwise available to it. All severance payments are conditioned on Mr. Demski signing a general release of claims against the Company.

Potential Payments Upon Termination or Change in Control

Severance

Our Compensation Committee has decided to provide, in limited circumstances, certain of our named executive officers with severance payments in order to recruit qualified executives and ensure continued dedication, objectivity and stability of our named executive officers in the event of a change in control. Whether we provide severance benefits to our named executive officers depends on when and under what circumstances we hire the executives, the positions they hold and how difficult our Compensation Committee believes it might be or how long our Compensation Committee believes it might take for them to find comparable employment. In the limited circumstances when we do provide severance benefits, the terms of these severance payments are incorporated into the employment agreements of the named executive officers entitled to receive those payments.

In 2019, Messrs. Scavilla, Williams, and Demski were entitled to severance in the event of a termination of employment. As previously disclosed in our Current Report on Form 8-K filed on March 1, 2019, Mr. Williams notified us of his intent to resign as President on February 26, 2019.  Mr. Williams’s resignation was effective as of March 31, 2019 and Mr. Williams was paid severance payments per the terms of his employment agreement. See the description of such severance under “Employment Agreements” above. We did not have a severance policy applicable to executive officers in 2019, and no other named executive officers were guaranteed cash severance payments.

As described under “Executive Compensation-Equity Compensation Plans” above, our equity compensation plans provide our named executive officers and all other optionees with acceleration of vesting of stock options upon termination of employment in connection with a change in control or acceleration of vesting of stock options upon a change of control, depending on the specific plan under which those options were granted and if our acquiror does not assume or replace the awards under our equity compensation plans.

We believe these severance and change in control benefits are an important element of our compensation program for our executive officers and that they assist us in recruiting and retaining talented individuals. The Compensation Committee believes that these benefits are valuable as they address the valid concern that it might be difficult for our named executive officers to find comparable employment in a short period of time in the event of termination or change in control. Our Compensation Committee believes that the prospect of a change in control could be a distraction to an executive officer and could cause an executive officer to consider alternative employment opportunities at a time when the executive’s continued service might be crucial to the Company and to our stockholders’ best interests.

Equity Awards

In the event of a corporate transaction where we are to be consolidated with or acquired by another entity and the acquiror does not assume or replace options granted under our 2003 Stock Plan, all options outstanding under the 2003 Stock Plan will become fully vested and exercisable immediately prior to the consummation of the corporate transaction, and such outstanding options will terminate upon the consummation of the corporate transaction.

In addition, in the event of such a corporate transaction where the acquiror does assume or replace options granted under our 2003 Stock Plan, if an optionee’s service relationship is terminated by us or the acquirer, other than for misconduct, or if the optionee resigns due to certain material negative changes in the terms of the optionee’s employment, within 60 days before or 180 days after the corporate transaction, all options held by that optionee will become fully vested and exercisable.

In the event of a corporate transaction where we are to be consolidated with or acquired by another entity and the acquiror does not assume or replace options granted under our 2008 Stock Plan, all options outstanding under the 2008 Stock Plan will become fully vested and exercisable immediately prior to the consummation of the corporate transaction, and such outstanding options will terminate upon the consummation of the corporate transaction. In lieu of requiring the exercise of any options granted under our 2008 Stock Plan prior to termination in connection with a corporate transaction, however, we may instead cancel the outstanding options in exchange for cash payments per share underlying each option equal to the positive difference, if any, in the amount per share of common stock to be paid in connection with the corporate transaction and the exercise price per share of such option.

In the event of a corporate transaction where we are to be consolidated with or acquired by another entity and the acquiror does not assume or replace the equity awards granted under the 2012 Plan, all awards outstanding under our 2012 Plan will become fully vested, exercisable and all forfeiture restrictions will lapse immediately prior to the consummation of the transaction.

Potential Payments Upon a Termination or Change in Control

As described above, Messrs. Scavilla and Demski are entitled to severance payments in the event of an involuntary, not-for-cause termination of employment, including a termination in connection with a change in control. Also, upon a termination in connection with a change in control of our Company, the unvested stock options held by our named executive officers would vest.

The table below sets forth an estimate of the amounts that would be paid out to our named executive officers upon a change in control and assumes the termination, other than for cause, of the employment of Messrs. Scavilla and Demski in connection with the change in control. The amounts in the table assume that such change in control was effective as of December 31, 2019. The actual amounts that would be paid can only be determined at the time of a change in control.

Name	Cash Payment(1)($)	Value of Acceleration of Unvested Stock Options(2)($)	Total ($)
David C. Paul	-	3,693,864	3,693,864
David M. Demski	1,436,155	7,919,980	9,356,135
Daniel T. Scavilla	375,197	2,664,399	3,039,596
Keith Pfeil	-	369,200	369,200
Kelly G. Huller	-	877,923	877,923

(1)Represents the amounts payable under the employment agreement described under the heading “Employment Agreements” above.

(2)Represents the difference between the exercise price and the fair market value of the unvested shares subject to outstanding stock options on December 31, 2019, calculated based on a closing price of $58.88 of our common stock on December 31, 2019.

Compensation Recovery Policies

The Compensation Committee has not determined whether it would attempt to recover non-equity incentive awards from our executive officers if the performance objectives that led to the non-equity incentive award determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any non-equity incentive awards or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the discussion and analysis of the compensation of our named executive officers as disclosed in this Proxy Statement under the heading “Compensation Discussion and Analysis.” Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

David C. Paul (Chair)

Daniel T. Lemaitre

James R. Tobin

David D. Davidar

The above Compensation Committee Report does not constitute soliciting material, and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate the Compensation Committee Report by reference therein.

Compensation Risk Assessment

The Compensation Committee has evaluated our compensation programs and policies as generally applicable to our employees to ascertain any potential material risks that may be created by the compensation programs. The Compensation Committee concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on our business or our financial condition. The following compensation design features help minimize the incentives for excessive risk-taking:

"

our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our variable cash compensation plans measure performance on an annual basis, our equity awards generally vest over four years, which we believe encourages our employees to focus on our long-term performance;

"	we have internal controls over our financial accounting and reporting;
"

we include equity compensation as part of the overall compensation mix, ensuring that our compensation program does not over emphasize short-term performance at the expense of long-term value creation; and

"

final executive non-equity incentive awards are approved by the Compensation Committee and are subject to discretionary increase or decrease by the Compensation Committee if circumstances warrant an adjustment.

Non-Employee Director Compensation

Director Compensation

The table below summarizes the compensation received by our non-employee directors who received compensation from us for the fiscal year ended December 31, 2019.

Name	Fees earned or paid in cash ($)	Option Awards(1)(2)($)	All Other Compensation(3) ($)	Total ($)
Daniel T. Lemaitre	52,475	329,459	22,525	404,459
Ann D. Rhoads	87,500	329,459	-	416,959
James R. Tobin	77,500	329,459	-	406,959
David Davidar	42,475	329,459	22,525	394,459
Stephen Zarrilli	45,000	328,068	-	373,068
Robert Douglas	5,625	404,319	-	409,944
Kurt C. Wheeler(4)	95,000	329,459	-	424,459
Robert W. Liptak(5)	25,000	329,459	-	354,459

(1)Reflects the compensation expense we recognized for the year ended December 31, 2019 for financial statement purposes, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Stock Compensation. These values have been determined based on the assumptions set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K.

(2)The following table lists the outstanding equity awards held by our non-employee directors as of December 31, 2019:

Name	Total Shares Subject to Outstanding Stock Options (#)
Daniel T. Lemaitre	142,884
Stephen Zarrilli	25,000
Ann D. Rhoads	142,884
Robert Douglas	25,000
James R. Tobin	73,000
David Davidar	125,000

 (3)Amounts for 2019 represent participation in our group health insurance benefits.  For non-executive directors participating in our group health insurance plan, we deduct the cost of the plan from the fees we pay the director in order to ensure that total compensation is consistent among non-executive directors.

(4)Mr. Wheeler served on the Board until December 11, 2019.

(5)Mr. Liptak served on the Board until May 1, 2019.

Narrative Disclosure Relating to Director Compensation Table

Director Compensation

The form and amount of director compensation are determined and reviewed annually by the Compensation Committee. In 2019, our non-employee directors received from us an annual retainer of $57,500. In addition, the chair of the Audit Committee, currently Ms. Rhoads, received $30,000 per year for serving as committee chair.  Mr. Wheeler received $30,000 for serving as lead independent director in 2019.  Other directors who serve on the Audit Committee received from us $10,000 per year for such service.  All non-employee directors who serve on the Compensation Committee in 2019 received from us $7,500 for such service. For non-executive directors participating in our group health insurance plan, we deduct the cost of the plan from the fees we pay the director in cash in order to ensure that total compensation is consistent among non-executive directors.

We also reimburse all non-employee directors for expenses incurred in connection with their service on the Board of Directors, including reimbursement of expenses incurred in connection with attending Board of Directors’ meetings.

Option Grants

In January 2019, our Board of Directors granted an option to purchase 25,000 shares to each of Ms. Rhoads and Messrs. Lemaitre, Liptak, Tobin,  Wheeler and Davidar pursuant to our 2012 Plan, with an exercise price of $43.58 per share. In May 2019, our Board of Directors granted an option to purchase 25,000 shares to Mr. Zarrilli in connection with his election as a director, with an exercise price of $44.14 per share.  In December 2019, our Board of Directors granted an option to purchase 25,000 shares to Mr. Douglas in connection with his election as a director, with an exercise price of $56.89 per share.  Each of these stock options vests over a four-year period, subject to continued service on the Board of Directors.

Pay Ratio Disclosure

Under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to provide the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees of the Company (other than the Chief Executive Officer).

For 2019, the median annual total compensation of all employees of the Company and its consolidated subsidiaries (other than the Chief Executive Officer) was $81,705.  The annual total compensation of our Chief Executive Officer was

$3,449,794. The resulting ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 42 to 1.

Our pay ratio was calculated in accordance with Item 402(u) of Regulation S-K.  To identify the median employee, we used the following methodology: (1) we collected payroll data of all employees globally, whether employed on a full-time, part-time, temporary or seasonal basis as of December 31, 2018; (2) we applied an exchange rate as of December 31, 2018 to convert all international currencies into U.S. dollars; and (3) we used cash compensation paid to our employees during 2018 as our consistently applied compensation measure.

There have been no changes in our employee population or employee compensation arrangements in 2019 that would significantly impact the process that we used to identify the median employee for 2018. Therefore, as permitted by SEC rules, we did not identify a new median employee for 2019.

After identifying our median employee, we calculated total 2019 compensation for our median employee and our Chief Executive Officer in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which includes base pay, overtime pay, bonuses, stock option awards, and the Company’s matching contribution to the employee’s 401(k) plan.  We added the dollar value of insurance premiums paid by the Company to the annual total compensation of our median employee and our Chief Executive Officer.

We believe our methodology, assumptions and estimates above are reasonable given our employee population. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio disclosure may not be comparable to the pay ratio reported by other companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2020 by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock.  The information in the table regarding those known to us to be beneficial owners of more than five percent of our Class A common stock is provided as of December 31, 2019.

Beneficial ownership is determined according to the rules of the SEC. A person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 31, 2020. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown that they beneficially own, subject to community property laws where applicable.

Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2020, are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for purposes of computing the percentage of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Globus Medical, Inc., 2560 General Armistead Avenue, Audubon, PA 19403.

	Class A Common Stock		Class B Common Stock		Percentage of Voting Power†
Name of Beneficial Owner	Shares	%	Shares	%
Directors and Executive Officers:
David C. Paul(1)(2)	233,333	*	22,430,097	100.0%	74.9%
David M. Demski(3)	613,326	*	-		*
David D. Davidar(4)	999,318	1.3%	-		*
Daniel T. Lemaitre(5)	119,960	*	-		*
Ann D. Rhoads(6)	119,960	*	-		*
Anthony L. Williams	-	*	-		*
Daniel T. Scavilla (7)	290,001	*	-		*
James R. Tobin (8)	50,076	*	-		*
Robert Douglas	-	*	-		*
Stephen T. Zarrilli (9)	6,250	*	-		*
Keith Pfeil	-	*	-		*
Kelly G. Huller (10)	84,117	*	-		*
All current directors and executive officers of Globus Medical Inc. as a group (11 persons)(11)	2,516,341	3.3%	22,430,097	100.0%	75.6%
Other Stockholders:
The Vanguard Group, Inc. (12)	7,288,227	9.46%	-		2.4%
Wellington Management Co, LLP(13)	3,820,232	5.0%	-		1.3%
BlackRock, Inc.(14)	9,617,133	12.7%	-		3.2%
Janus Henderson Group plc(15)	6,920,194	9.1%			2.3%

†    Percentage total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. Each holder of Class B common stock is entitled to ten votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.

*Less than 1%.

(1)Consists of 22,430,097 shares of Class B common stock outstanding and 233,333 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2020. The Class B common stock includes 20,867,524 shares Mr. Paul owns jointly with his wife and 1,562,573 shares held by the Paul Family Irrevocable Trust U/A 4/6/10.

(2)The business address for this stockholder is Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403. The ownership information is based solely on a Schedule 13G/A filed with the SEC on February 7, 2020 by David C. Paul and Sonali Paul.

(3)Consists of 148,855 shares of Class A common stock outstanding and 464,471 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2020.

(4)Consists of 897,242 shares of Class A common stock outstanding and 102,076 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2020. Includes 517,012 shares Mr. Davidar owns jointly with his wife, 215,967 shares held by the Davidar Family Irrevocable Trust U/A 8/6/09 and 9,500 shares beneficially owned by the Berachah Foundation and over which Mr. Davidar has voting power.

(5)Consists of 119,960 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2020.

(6)Consists of 119,960 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2020.

(7)Consists of 290,001 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2020.

(8)Consists of 50,076 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2020.

(9)Consists of 6,250 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2020.

(10)Consists of 84,117 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2020.

(11)Consists of (i) 1,046,097 shares of Class A common stock and 22,430,097 shares of Class B common stock beneficially owned by the current directors and executive officers, and (ii) 1,470,244 shares of Class A common stock issuable upon exercise of options exercisable within 60 days of March 31, 2020.

(12)The business address for this entity is 100 Vanguard Blvd, Malvern, PA 19355. The ownership information is based solely on a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc.

(13)The business address for this entity is 280 Congress Street, Boston, MA 02210. The ownership information is based solely on a Schedule 13G/A filed with the SEC on January 28, 2020 by Wellington Management Co, LLP.

(14)The business address for this entity is 55 East 52nd Street, New York, NY 10022. The ownership information is based solely on a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc.

(15)The business address for this entity is 201 Bishopsgate EC2M 3AE, United Kingdom. The ownership information is based solely on a Schedule 13G filed with the SEC on February 14, 2020 by Janus Henderson Group plc.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and beneficial owners of more than 10 percent of any registered class of equity securities (“Reporting Persons”) to file an initial report of ownership (Form 3) and reports of changes of ownership (Forms 4 and 5) of our securities with the SEC. These persons are also required to furnish the Company with copies of all Section 16(a) reports that they file with respect to our securities. Based solely upon a review of Section 16(a) reports furnished to us for the year ended December 31, 2019 and written representations from certain Reporting Persons, we believe that during the year ended December 31, 2019, such filing requirements were satisfied, with the following exceptions:  (1) on August 2, 2019, Kelly Huller, our Senior Vice President, General Counsel and Corporate Secretary, sold shares, but the Form 4 was filed on August 29, 2019, (2) on December 11, 2019, Robert Douglas, one of our directors, was awarded stock options, but the Form 4 was filed on December 17, 2019,  (3) on January 22, 2019, the Compensation Committee approved annual grants to the executive officers and directors, but the Form 4 for such grants were filed on February 11, 2019, and (4) on February 1, 2019, Steven Payne, our then Chief Accounting Officer, was awarded stock options, but the Form 4 was filed on February 11, 2019.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Approval of Related-Party Transactions

Our Audit Committee is responsible for reviewing and approving or ratifying any related-party transaction reaching a certain threshold of significance. In the course of its review and approval or ratification of a related-party transaction, the Audit Committee considers, among other things, consistent with Item 404 of Regulation S-K, the following:

"	the nature and amount of the related person’s interest in the transaction;
"	the material terms of the transaction, including, without limitation, the amount and type of transaction; and
"	any other matters the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

Related Person Transactions

The Company is not aware of any transaction since January 1, 2019, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related party has or will have a direct or indirect material interest.

STOCKHOLDER PROPOSALS

Stockholder Proposals for the 2021 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with our bylaws and applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2021 annual meeting, a stockholder proposal must be received in writing by our Secretary no later than January 1, 2021. If the date of our 2021 annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from Company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2021 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2021 annual meeting, the stockholder must comply with the procedures set forth in our governing documents. Our bylaws require that, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof, along with other specified material, in proper written form to the Company. To be timely, a stockholder’s notice must be received at the principal executive offices of the Company not less than 50 days and not more than 90 days prior to the date of the annual meeting.

Any stockholder who wishes to make such a proposal should obtain a copy of the bylaws, which contain these and other requirements with respect to stockholder proposals and director nominations, including certain information that must be included concerning the stockholder and each proposal and nominee. Our amended and restated bylaws were filed with the SEC as Exhibit 3.1 to our Form 10-Q, filed on May 2, 2019, and can be viewed by visiting our investor relations website at www.globusmedical.com. You may also obtain a copy by writing to Kelly G. Huller, our Corporate Secretary, at Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Legal Department.

Stockholder Nominations and Recommendations of Director Candidates

Our bylaws describe the procedures for stockholders to follow in nominating candidates to our Board of Directors. For our 2021 annual meeting of stockholders, stockholders may nominate a candidate for election to our Board of Directors by sending written notice to our Secretary at our principal office not less than 50 days and not more than 90 days prior to the date of the annual meeting. The notice to our Secretary must contain or be accompanied by the information required by Section 2.14 of our bylaws, which includes, among other things: (i) the name, age, business address and residence address of each person nominated; (ii) the class, series and number of any shares of common stock of the Company beneficially owned or owned of record by such person; (iii) the date or dates such shares were acquired and the investment intent of such acquisition; and (iv) all information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

Any notice of a stockholder proposal that is received after the dates specified above will be considered untimely.

All proposals and recommendations should be addressed to Kelly G. Huller, our Corporate Secretary, at Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Legal Department.

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

Stockholders can access this Proxy Statement and our 2019 Annual Report (including our annual report on Form 10-K) via the Internet at www.proxyvote.com. Copies of these materials may be obtained without charge by writing to Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attention: Investor Relations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. You can make a request by contacting our Investor Relations Department by phone at (610) 930-1800 or by mail at 2560 General Armistead Avenue, Audubon, PA 19403 Attention: Investor Relations. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Kelly G. Huller

Corporate Secretary

April 23,  2020

A copy of our Annual Report (including our annual report on Form 10-K) for the fiscal year ended December 31, 2019 can be viewed by visiting our investor relations website at www.globusmedical.com. You may also obtain a copy by writing to our Investor Relations Department at Globus Medical, Inc., Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, Attn: Investor Relations

GLOBUS MEDICAL

C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D10375-P39186 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLOBUS MEDICAL, INC.

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Directors:			
1a. David M. Demski	☐	☐	☐
1b. Robert Douglas	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020;	☐	☐	☐
3. To approve, in an advisory vote, the compensation of the Company's named executive officers (the Say-on-Pay Vote).	☐	☐	☐

NOTE: This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in accordance with the instructions given hereon. If no instructions are given, this proxy will be voted "FOR" election of the nominees for election as director, "FOR" Proposals 2 and 3, and as the named proxies deem advisable on such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Globus Medical, Inc. Our 2020 Annual Meeting will be held on Wednesday, June 3, 2020 at 6:00 p.m. Eastern Time.

It is important that the shares are voted. Please specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by phone or the Internet, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, the shares will be voted in accordance with the recommendation of the Company's Board of Directors.

Sincerely,

David M. Demski
Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and CEO Letter are available at **www.proxyvote.com.**

D10376-P39186

GLOBUS MEDICAL, INC.
Annual Meeting of Stockholders
June 3, 2020 6:00 p.m.
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David C. Paul and Kelly G. Huller, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of GLOBUS MEDICAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 6:00 p.m., on June 3, 2020, at Valley Forge Business Center, 2560 General Armistead Avenue, Audubon, PA 19403, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side